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                    April 1, 2021

       Steve Priest
       Chief Financial Officer
       JetBlue Airways Corporation
       27-01 Queens Plaza North
       Long Island City, New York 11101

                                                        Re: JetBlue Airways
Corporation
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed March 2, 2021
                                                            File No. 000-49728

       Dear Mr. Priest:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation
       cc:                                              Alexander Chatkewitz